                                                                    Exhibit 4(u)


                         SECURITIES PURCHASE AGREEMENT


         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of September 30, 1997, by and between MEDCROSS, INC., a Florida corporation (the "Company"), and WINTER HARBOR, L.L.C., a Delaware limited liability company (the "Investor").

                                  WITNESSETH:

         WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, 4,400 shares (as such number may be adjusted as provided herein) of the Company's Series M Participating Convertible Preferred Stock (the "Series M Preferred"), par value $10.00 per share, and warrants to purchase up to 10,000,000 shares (as such number may be adjusted as provided herein) of the Company's common stock, par value $.007 per share (the "Common Stock"), for an aggregate purchase price of $12,100,000;

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:


                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

         Section 1.1 Conversion of Notes; Purchase and Sale of Shares of Series M Preferred Stock and Warrants.

                  (a) Subject to the terms and conditions set forth herein, on the Closing Date (as that term is defined in Section 1.2), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, (i) that number of shares of Series M Preferred (the "Acquired Shares") equal to the excess of 4,400 over the number of Converted Shares issued pursuant to Section 1.1(b), having the rights, privileges and preferences set forth in the Articles of Amendment attached hereto as Exhibit A (the "Series M Amendment"), and (ii) warrants to purchase (A) 2,500,000 shares (as such number may be adjusted as provided herein) of Common Stock at an exercise price of $2.75 per share (as such price per share may be adjusted as provided herein) (the "Series A Warrants"), (B) 2,500,000 shares (as such number may be adjusted as provided herein) of Common Stock at an exercise price of $4.00 per share (as such price per share may be adjusted as provided herein) (the "Series B Warrants"), and (C) 5,000,000 shares (as such number may be adjusted as provided herein) of the Common Stock at an exercise price of $4.69 per share (as such price per share may be adjusted as provided herein) (the "Series C Warrants" and together with the Series A Warrants and the Series B Warrants, collectively, the "Warrants"), which Warrants shall be subject to the terms and conditions set forth in a Warrant Agreement in substantially the form attached hereto as Exhibit F (the "Warrant Agreement"). The purchase price to be paid by Investor for the Acquired Shares and the Warrants shall equal the excess of (i) $12,100,000 over (ii) the outstanding principal balance and all unpaid interest accrued thereon as of the Closing Date under those certain promissory notes executed by the Company in favor of the Investor and dated June 6, 1997, and August 18, 1997 (the "Notes"). The aggregate purchase price for the Acquired Shares and the Warrants shall be allocated (i) 80% to the Purchased Shares, (ii) 7% to the Series A Warrants, (iii) 5% to the Series B Warrants, and (iv) 8% to the Series C Warrants.

                  (b) Subject to the terms and conditions set forth herein, on the Closing Date, the outstanding principal balance and all unpaid interest accrued as of the Closing Date under the Notes (together, the "Note Amount") shall be converted into shares (the "Converted Shares", and together with the Acquired Shares, the "Purchased Shares") of Series M Preferred. The number of Converted Shares shall equal (i) the product of (A) 12,100,000, and (B) a fraction, the numerator of which is the Note Amount, and the denominator of which is the sum of the Note Amount and the purchase price allocable to the Acquired Shares, divided by (ii) 2,750. Upon issuance of the Converted Shares, the Notes shall be surrendered by the Investor and cancelled by the Company.

                  (c) The parties agree that the number of Purchased Shares and Warrants (together, the "Securities") to be issued by the Company to the Investor on the Closing Date, and the exercise price of the Warrants, shall be equitably adjusted, subject to the agreement of each party, to reflect any spin-off, split-up, reclassification, combination of shares, recapitalization or similar corporate reorganization, or any consolidation or merger under which the surviving entity is or becomes the "Company" as defined in this Agreement, in any such case which occurs between the effective date of this Agreement and the Closing Date.

         Section 1.2   Closing.

                  (a) Subject to the satisfaction or, to the extent permissible by law, waiver by the parties hereto on the Closing Date of the conditions described in Article 4 of this Agreement, and to the provisions of Article 5 hereof, the closing of the issuance and sale of the Securities (the "Closing") shall occur on such date as the Company and the Investor may mutually agree in writing, or on a date selected by the Company, by written notice to the Investor, on which the Company has determined that the condition precedent to the obligations of the Investor to consummate the Closing set forth in Section 4.1(j) is reasonably likely to be satisfied, which date so selected shall not, in any event, be earlier than three business days after the date of such notice; provided, however, that, if such condition precedent is not actually satisfied or waived in writing by such date, then either the Company or the Investor may elect, by written notice to the other party, to postpone the date of the Closing, in which event the date of the Closing shall be a subsequent date, as shall be designated by the Company by written notice to the Investor, which is at least five business days after the date on which the Company gives the Investor written notice of the actual satisfaction (or, if applicable, the prior waiver in writing by the Investor) of the condition precedent set forth in said Section 4.1(j) (such date on which the Closing takes place being the "Closing Date"). The Closing shall take place at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C., or at such other place as the Company and the Investor may mutually agree upon in writing.

                  (b) At the Closing, the Company shall deliver to the Investor certificates representing the Purchased Shares and the Warrants and the Warrant Agreement against payment of the Purchase Price by certified check payable to the Company or by wire transfer of immediately available federal funds to such account as the Company may designate in writing to the Investor and by cancellation of the Notes, as provided in Section 1.1(c).

         Section 1.3 Proxy Statement; Special Shareholders Meeting to
Approve Amendment to Articles of Incorporation. The Company has prepared and filed with the Securities and Exchange Commission (the "SEC") proxy statement materials for the purpose of soliciting proxies from the holders of the Company's Common Stock in order to approve, at a meeting of the Company's shareholders (which meeting, in any event shall be scheduled to occur not later than thirty days after the date hereof), (i) the adoption of an amendment to the Company's Articles of Incorporation in the form attached hereto as Exhibit B (the "Authorized Shares Amendment" and, together with the Series M Amendment, collectively the "Amendments"), which is necessary in order, among other things, to permit the issuance of shares of Common Stock upon conversion of shares of Series M Preferred, and (ii) to approve all actions or agreements to consummate the transactions contemplated herein. The Company shall use its commercially reasonable efforts to obtain the approval of its shareholders to the adoption of the Authorized Shares Amendment and the approval of the other matters described in this Section

1.3. The Company shall promptly file with the Secretary of State of the State of Florida the Amendments in the forms attached hereto as Exhibits A and B.

                                   ARTICLE 2

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company represents and warrants to, and covenants with, the Investor as follows:

         Section 2.1   Organization, Qualifications and Corporate Power.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and it has the requisite corporate power and authority to own and hold its properties and to carry on its business as conducted or presently proposed to be conducted. The Company has requisite corporate power and authority to execute, deliver and perform this Agreement and to sell, issue and deliver to the Investor the Securities, and the Company has, or will have within thirty days of the date hereof, requisite corporate power and authority to issue and deliver to the Investor the shares of Common Stock issuable upon conversion of the Series M Preferred or exercise of the Warrants (collectively, the "Underlying Shares"). The Company is duly qualified to conduct business as a foreign corporation in good standing under the laws of the State of Utah and each other jurisdiction where the failure to so qualify could have a material adverse effect on the financial condition, results of operations, properties, assets, prospects or business of the Company or any of its subsidiaries (a "Material Adverse Effect"). The Company has delivered to the Investor complete and correct copies of the Company's Articles of Incorporation (including all amendments thereto) and Bylaws, in each case in effect as of the date hereof (the "Company Existing Articles" and "Company Existing Bylaws," respectively).

                  (b) The Company does not own, directly or indirectly, any shares of capital stock, partnership interests or other participation rights or other interests in the nature of an equity interest in any corporation, partnership, company, trust or other entity, or any option, warrant or other security convertible into or exchangeable for any of the foregoing, other than
(a) the shares of capital stock of I-Link Systems, Inc., a Utah corporation ("I-Link Systems"), (b) the shares of capital stock of I-Link Communications, Inc. (formerly known as "Family Telecommunications, Inc."), a Utah corporation ("I-Link Communications"), (c) the shares of capital stock of MiBridge, Inc., a Utah corporation ("MiBridge"), and (d) the membership interests of I-Link Worldwide,

L.L.C., a Delaware limited liability company ("Worldwide"). Each of I-Link Systems, I-Link Communications and MiBridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, and Worldwide is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of I-Link Systems, I-Link Communications, MiBridge and Worldwide has the requisite corporate or limited liability company (as appropriate) power and authority to own and hold its properties and to carry on its business as conducted or presently proposed to be conducted. Each of I-Link Systems, I-Link Communications, MiBridge and Worldwide is duly qualified to conduct business as a foreign corporation or limited liability company (as appropriate) in good standing under the laws of each jurisdiction where the failure to so qualify could have a Material Adverse Effect. The Company has delivered to the Investor complete and correct copies of the Articles of Incorporation (including all amendments thereto), Bylaws and operating agreement (as appropriate) of each of I-Link Systems, I-Link Communications, MiBridge and Worldwide, in each case in effect as of the date hereof (the "Subsidiary Existing Articles", "Subsidiary Existing Bylaws" and "Subsidiary Operating Agreement", respectively; the Existing Articles and Existing Bylaws are sometimes referred to herein, together with the Company Existing Articles and the Company Existing Bylaws, as the "Existing Articles" and the "Existing Bylaws", respectively).

         Section 2.2   Authorization of Agreements.

                  (a) (i) Except as set forth in Schedule 2.2, each of the execution, delivery and performance by the Company of this Agreement, the Warrant Agreement, the Shareholders Agreement (as that term is defined in Section 4.1(f)) and the Registration Rights Agreement (as that term is defined in Section 4.1(e)) and the other agreements, documents and instruments to be entered into pursuant hereto (collectively, the "Transaction Documents") and the issuance, sale and delivery of the Securities and the Underlying Shares to the Investor have been, or, prior to the Closing Date, will have been (in the case only of approval or consent of the Company's shareholders), duly authorized by all requisite corporate action of the Company, including, but not limited to, the requisite action by the Board of Directors of the Company and the requisite approval or consent of the Company's shareholders, and (ii) will not (with due notice or lapse of time or both) violate, be in conflict with or constitute a default under any provision of law, rule or regulation, any order of any court or other governmental agency, the Articles of Incorporation or Bylaws of the Company, or any provision of any indenture, mortgage, note, deed of trust, agreement or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, mortgage, note, deed of trust, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries.

                  (b) The Securities have been duly authorized and, when issued in accordance with this Agreement, shall be validly issued, fully paid and non-assessable, with the rights, powers and privileges as set forth herein, in the Articles of Incorporation, as amended, and in the Warrant Agreement, and will be free and clear of all liens, charges, restrictions, claims and encumbrances other than restrictions on transfer under applicable state and federal securities laws. The Underlying Shares issuable upon conversion of the Purchased Shares and upon exercise of the Warrants have been, or, within thirty days of the date hereof, will have been, duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company's Articles of Incorporation, as amended, and the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The issuance, sale and delivery of the Securities and the Underlying Shares are not subject to any preemptive right of any shareholder of the Company or to any right of first refusal or other right in favor of any person.

         Section 2.3 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. The other Transaction Documents, when executed in accordance with the terms of this Agreement, will be duly executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

         Section 2.4   Capital Stock.

                  (a) The authorized capital stock of the Company consists of
(i) 20,000,000 shares of Common Stock, of which 11,627,597 shares were issued and outstanding as of August 8, 1997, and (ii) 500,000 shares of Preferred Stock, of which (A) 7,500 shares are designated as 12% Cumulative Convertible Preferred Stock (of which no shares are outstanding), (B) 200,000 shares are designated Class A Variable Rate Cumulative Convertible Preferred Stock (of which no shares are outstanding), (C) 22,500 shares are designated Class B Variable Rate Cumulative Convertible Preferred Stock (of which 7,500 shares are outstanding), (D) 240,000 shares are designated as Class C Convertible Cumulative Redeemable Preferred Stock (of which all 240,000 shares were outstanding as of September 6, 1997), (E) 1,000 shares are designated as Series D Convertible Preferred Stock (of which all 1,000 shares are outstanding) and
(F) 29,000 shares are designated as Series M Participating Convertible Preferred Stock. All of the issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable and have been issued pursuant to applicable exemptions from registration or qualification under applicable federal and state securities laws and regulations.

                  (b) All of the issued and outstanding capital stock of each of I-Link Systems, I-Link Communications and MiBridge is owned beneficially and of record by the Company. All of the issued and outstanding membership interests of Worldwide are owned beneficially and of record by the Company. All of the issued and outstanding shares of capital stock of each of I-Link Systems, I-Link Communications and MiBridge and all of the issued and outstanding membership interests of Worldwide have been validly issued, are fully paid and non-assessable and have been issued pursuant to applicable exemptions from registration or qualification under applicable federal and state securities laws and regulations.

                  (c) Except for the warrants and options listed on Schedule 2.4 attached hereto, no subscriptions, warrants, options, convertible debt, participation rights or securities, or any commitments, agreements or rights of any kind with respect to securities of the Company are outstanding as of the date hereof or shall be outstanding as of the Closing Date. There are no subscriptions, warrants, options, convertible debt, participation rights or securities, or any commitments, agreements or rights of any kind with respect to securities of any of I-Link Systems, I-Link Communications, MiBridge or Worldwide outstanding.

         Section 2.5 Litigation; Claims; Investigations. There is no action, suit, proceeding or investigation pending or threatened against the Company or any of its subsidiaries and there are no suits, actions or claims, or any investigations or inquiries by any administrative agency or governmental body, or legal, administrative or arbitration proceedings pending against or threatened against the Company or any of its subsidiaries or affecting any of the Company's or any of its subsidiaries' properties, rights, assets or business, or to which the Company or any of its subsidiaries is a party or, in the case of threatened proceedings, is reasonably likely to become a party. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or currently threatened involving the prior employment of any of the Company's or any of its subsidiaries' employees, their use in connection with the Company's or such subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company or any of its subsidiaries with potential backers of, or investors in, the Company or its proposed business. There is no outstanding order, writ, judgment, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting the Company, any of its subsidiaries or any of the properties, rights, assets or business of the Company or any of its subsidiaries.

         Section 2.6 Compliance. Neither the Company nor any of I-Link Systems, I-Link Communications, MiBridge or Worldwide is in violation of or default under any provision of its Articles of Incorporation or Bylaws or Subsidiary Operating Agreement. Except as set forth on Schedule 2.6 attached hereto, neither the Company nor any of its subsidiaries is in material violation of or default under
(i) any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound or (ii) any provision of any federal, state or local law, statute, rule, order or governmental regulation.

         Section 2.7 Brokers. The Company does not have any contract, arrangement or understanding with any broker, finder, investment or commercial banker or similar agent with respect to the transactions contemplated by this Agreement.

         Section 2.8 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal or state governmental authority on the part of the Company or any of its subsidiaries is required in connection with the offer, sale or issuance of the Securities and the Underlying Shares, except for the filing of the Amendments in the office of the Secretary of State of the State of Florida, which shall be filed by the Company on or prior to the Closing.

         Section 2.9 Employee Matters. Except as described on Schedule 2.9 attached hereto, neither the Company nor any of its subsidiaries is a party to or bound by any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation or benefit agreement or arrangement, including without limitation any multiemployer plan, and neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or any arrangement with any collective bargaining agent. No employees of the Company or any of its subsidiaries are represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Company's knowledge, threatened labor disagreement involving the Company or any of its subsidiaries and any group of their employees.

         Section 2.10 Offerees; Regulation D. Neither the Company, nor any of its subsidiaries nor any of their respective directors, officers, affiliates or any person or entity acting as agent for or on behalf of any of the foregoing, directly or indirectly, has sold, offered for sale, or solicited offers to purchase any of the Securities or other securities of the Company by means of any general advertising or general solicitation so as to bring the offer, issuance or sale of the Securities or the Underlying Shares contemplated by this Agreement within the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or within the registration or qualification requirements of any "blue sky" or securities laws of any state or other jurisdiction. Assuming the accuracy of the representations and warranties of the Investor set forth in Article 3 of this Agreement, the offer, sale and issuance of the Securities and the Underlying Shares to the Investor in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act.

         Section 2.11 Registration Rights. Except as provided in the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), which is to be executed and delivered by the parties at the Closing, and except as set forth on Schedule 2.11 attached hereto, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

         Section 2.12 Financial Statements. Attached hereto as Schedule 2.12 are complete and correct copies of (i) audited consolidated financial statements of the Company containing a balance sheet and a statement of income as at and for the Company's fiscal year ending December 31, 1996 and (ii) an unaudited balance sheet and statement of income of the Company as at and for the six-month period ended June 30, 1997 (the items referred to in clauses (i) and (ii), collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records and accounts of the Company, are complete and correct in all material respects, and present fairly the financial condition of the Company and its subsidiaries on a consolidated basis as at the respective dates and the results of their operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Company and its subsidiaries, fails to disclose any material contingent liabilities or inflates the revenues of the Company and its subsidiaries.

         Section 2.13 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 2.13 attached hereto, since the latest date of the Financial Statements, neither the Company nor any of its subsidiaries has
(i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrances or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown in the latest Financial Statements and current liabilities incurred since the date of such Financial Statements in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its assets except in the ordinary course of business, or cancelled any debt or claim, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations,
(xi) accelerated the payment terms of any note or account receivable or delayed payment of any account payable or other liability beyond its due date, (xii) instituted, amended or terminated any employee benefit plan, contract or written agreement, (xiii) made any material change in the accounting policies applied in the preparation of the Financial Statements, (xiv) entered into any material transaction except in the ordinary course of business or as otherwise contemplated hereby or (xv) entered into any commitment (contingent or otherwise) to do any of the foregoing.

         Section 2.14 Intellectual Property. Set forth on Schedule 2.14 attached hereto is a list of all patents, pending patent applications, trademarks, service marks, trade names, copyrights, licenses, computer codes or computer software, proprietary rights, proprietary processes and other intellectual property rights (collectively "Intellectual Property") owned by, or licensed to, the Company or any of its subsidiaries, with an indication as to which of such items are owned by the Company or any of its subsidiaries and which are licensed to the Company or its subsidiaries. The Company's and its subsidiaries' legal rights to such Intellectual Property is sufficient for their respective businesses as now conducted and as presently proposed to be conducted. Except as set forth on Schedule 2.14 attached hereto, neither the Company nor any of its subsidiaries is infringing upon, or in conflict with, the right or claimed right of any third party with respect to any of the Intellectual Property. Except for the license agreements set forth in Schedule 2.14, neither the Company nor any of its subsidiaries has licensed any of the listed Intellectual Property to any other person or entity, nor does any other person or entity have any option or other right to acquire any of the Intellectual Property which is owned by the Company or any of its subsidiaries. Except as set forth on Schedule 2.14, neither the Company nor any of its subsidiaries has received any communications alleging that the Company or such subsidiary has violated or, by conducting its business as proposed, would violate any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity. The Company is not aware that any of its or its subsidiaries' employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or such subsidiary or that would conflict with the Company's or such subsidiary's business as proposed to be conducted. Neither the execution and delivery of this Agreement, nor the carrying on of the Company's or any of its subsidiary's business by their respective employees, nor the conduct of such business as presently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except as set forth on Schedule 2.14, the Company does not believe it is or will be necessary to utilize any inventions of any of its or its subsidiaries' employees (or people it currently intends to hire) made prior to their employment by the Company or any subsidiary.

         Section 2.15 Material Contracts. Schedule 2.15 lists each contract relating to the Company or any of its subsidiaries that (a) represents a contract upon which the Company or such subsidiary is substantially dependent or which is otherwise material to the Company or such subsidiary, (b) provides for borrowings or similar extensions of credit, (c) limits or restricts the ability of the Company or such subsidiary to compete or otherwise to operate in any manner or place, (d) provides for a guaranty or indemnity (other than customary indemnities for infringement of Intellectual Property rights), (e) grants a power of attorney, agency or similar authority to another person or entity, (f) contains a right of first refusal with respect to the sale or acquisition of the capital stock or assets of the Company or any of its subsidiaries, (g) contains a right or obligation (other than in the ordinary course of business) of any officer or director of the Company or any of its subsidiaries, or any of their respective affiliates or associates, (h) is an employment or consulting agreement to which the Company or any of its subsidiaries is a party, or (i) was not made in the ordinary course of business (collectively, "Material Contracts"). True copies of each Material Contract, including all amendments and supplements thereto, have been made available to the Investor. Except as set forth on Schedule 2.15, each Material Contract is valid and subsisting and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder on the part of the Company or any of its subsidiaries, or, to the knowledge of the Company, on the part of any other party thereto, has occurred.

     Section 2.16 Title to and Sufficiency of Assets.

                  (a) Subject only to the encumbrances set forth in Schedule 2.16, the Company and each of its subsidiaries have good and marketable title to, or ownership of, all of their respective assets. Such title or ownership is sufficient for the Company and its subsidiaries to conduct their respective businesses as currently conducted.

                  (b) The assets of the Company and its subsidiaries include all properties (whether real or personal, tangible or intangible), Material Contracts, licenses, permits, franchises and authorizations necessary for the Company and its subsidiaries to continue to conduct their respective businesses as currently conducted. All material tangible assets are in a reasonable state of maintenance and repair (except for ordinary wear and tear) and are adequate for the uses to which they are put. All assets constituting leasehold interests are held under valid, binding and enforceable leases, subject only to the effect of bankruptcy, insolvency or other similar laws affecting the enforcement rights of creditors generally and such exceptions as are not, individually or in the aggregate, material to the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened action that would materially interfere with the quiet enjoyment of any such leasehold by the Company or any of its subsidiaries.

     Section 2.17 Minute Books. Except as provided in Schedule 2.17 attached hereto, the minute books of the Company and its subsidiaries (complete and correct copies of which have been made available to the Investor) accurately reflect all actions and proceedings taken to date by the shareholders, boards of directors and committees of the Company and its subsidiaries, and such minute books contain correct and complete copies of the charter documents of the Company, its subsidiaries and all related amendments. The stock record books of the Company and its subsidiaries (complete and correct copies of which have been made available to the Investor) reflect accurately all transactions in their respective capital stock of all classes.

     Section 2.18 Insurance. Schedule 2.18 lists all insurance policies and bonds that are material to the Company and its subsidiaries. All such insurance policies and bonds are in full force and effect and, to the knowledge of the Company, no defaults exist under any of them. In the past three years neither the Company nor any of its subsidiaries has been refused insurance for which it applied or had any policy of insurance terminated (except at its request).

     Schedule 2.19 Licenses, Permits and Authorizations. Schedule 2.19 attached hereto is a list of all licenses, permits, franchises and authorizations issued by a governmental entity to the Company or any of its subsidiaries and which are required or necessary in connection with the operation of the Company's or such subsidiary's business (the "Licenses"). All such Licenses are valid and are in full force and effect, and no suspension, cancellation or termination of any of the Licenses is pending or, to the knowledge of the Company, threatened.

     Section 2.20 Environmental Laws. The Company, its subsidiaries, the operation of their respective businesses and any real property that they own, lease or otherwise occupy or use are in compliance in all material respects with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws. Neither the Company nor any of its subsidiaries has received any citation, directive or notice of any proceedings, claims or other actions from any governmental authority arising out of the ownership or occupation of its properties or premises or the conduct of its respective operations, nor is it aware of any basis therefor. No material expenditure on behalf of the Company or any of its subsidiaries will be required in order to comply with any Environmental Law. As used herein, "Environmental Laws" means any federal, state, municipal, local or foreign law, statute, ordinance, code, rule or regulation pertaining to land use, air, soil, surface water, groundwater (including protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: (i) Clean Air Act (42 U.S.C.
(S) 7401, et seq.), (ii) Clean Water Act (33 U.S.C. (S) 1251, et seq.), (iii) Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.), (iv) Comprehensive Environmental Response Compensation Liability Act, as amended (42 U.S.C. (S) 9601, et seq.) ("CERCLA"), (v) Safe Drinking Water Act (42 U.S.C. (S) 300f, et seq.), (vi) Toxic Substance Control Act (15 U.S.C. (S) 2601, et seq.),
(vii) Rivers and Harbors Act (33 U.S.C. (S) 401, et seq.), (viii) Endangered Species Act (16 U.S.C. (S) 1531, et seq.), and (ix) Occupational Safety and Health Act (29 U.S.C. (S) 651, et seq.), together with any other applicable federal, state or local laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance (as defined herein) into ambient air, land, surface water, ground water, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance. As used herein, "Hazardous Substances" means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant that is labeled or regulated as such terms are defined in any Environmental Law or that is labeled or regulated as such by (i) The United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and (iii) any political subdivision thereof (including counties, municipalities and the like) or any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, including, without limitation, asbestos and asbestos-containing materials and any material or substance that is: (i) designated as a "hazardous substance" pursuant to Section 307 of the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251, et seq. (33 U.S.C. (S) 1317), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C.
Section 6901, et seq. (42 U.S.C. (S) 6903), (iii) defined as a "hazardous substance" pursuant to Section 101 of CERCLA or (iv) is so designated or defined under any other applicable Environmental Law.

     Section 2.21 Taxes. The Company and its subsidiaries have accurately prepared and filed all federal, state, local and foreign tax returns required to be filed by them. All taxes shown to be due and payable on such returns, any assessment received, and all other taxes due and payable by the Company or any of its subsidiaries have been paid or will be paid prior to the time they become delinquent. The federal income tax returns of the Company and its subsidiaries have never been audited by the Internal Revenue Service. Except as specified in
Schedule 2.21, no deficiency assessment or proposed adjustment of the Company's or any of its subsidiaries' income taxes is pending by any federal, state, local or foreign taxation authority, and the Company has no knowledge of any proposed liability for any tax to be imposed upon its or any of its subsidiaries' properties for which the Company has not established adequate reserves which are reflected on the Financial Statements.

     Section 2.22 Conflicts of Interest. Except as specified in Schedule 2.22, no director, officer or any affiliate thereof (as such term is defined in Rule 405 under the Securities Act) of any such person or, to the best of the Company's knowledge, any shareholder of the Company or its affiliates has any direct or indirect interest (i) in any entity which does business with the Company or any of its subsidiaries, or (ii) in any property, asset or right which is used by the Company or any of its subsidiaries in the conduct of their respective businesses, or (iii) in any contractual relationship with the Company or any of its subsidiaries other than as an employee. For the purpose of this
Section 2.22, there shall be disregarded any interest which arises solely from the ownership of less than a 1% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

     Section 2.23 Retirement Plans. Except as set forth on Schedule 2.23 attached hereto, neither the Company nor any of its subsidiaries has any retirement plans in which any of their employees participate that are subject to any provisions of the Employee Retirement Income Security Act of 1974 and of the regulations adopted pursuant thereto ("ERISA").

     Section 2.24 Disclosure. No representation or warranty made by the Company contained in this Agreement or in any other Transaction Document or in any certificate or instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact known to the Company required to make the statements herein or therein contained not misleading. The Company is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor represents and warrants to the Company as follows:

     Section 3.1 Unregistered Securities. The Investor understands that the Securities are not, and the Underlying Shares may not be, registered under the Securities Act or under the Florida Securities and Investor Protection Act (the "Florida Securities Laws") on the ground that the offer and sale of securities provided for in this Agreement are exempt from (i) the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and (ii) the registration requirements of the Florida Securities Law pursuant to Section 517.061 thereunder. The Investor hereby acknowledges that the Company's reliance on such exemptions is based, in part, on the Investor's representations set forth herein.

     Section 3.2 Authorization. The Investor has the limited liability company power and authority to enter into and perform this Agreement and to purchase the Securities; and this Agreement has been duly authorized, executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

     Section 3.3 No Conflict With Other Agreements. The execution, delivery and performance by the Investor of this Agreement will not (with due notice or lapse of time or both) violate any provision of law, rule or regulation, any order of any court or other agency of government, its operating agreement or any provision of any indenture, mortgage, note, deed of trust, agreement or other instrument to which it is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, mortgage, note, deed of trust, agreement or other instrument, if such violation could have a material adverse effect upon its ability to perform its obligations hereunder.

     Section 3.4 Investment Knowledge. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in the Company; and it is capable of bearing the economic risks of such investment, including a complete loss of its investment.

     Section 3.5 Distribution. The Securities are being acquired for the Investor's own account for the purpose of investment and not with a view to or for resale in connection with any distribution or public offering thereof or interest therein.


                                   ARTICLE 4

                         CONDITIONS PRECEDENT TO CLOSING

     Section 4.1 Conditions Precedent to the Closing. The obligation of the Investor to purchase the Securities is subject to the satisfaction of, or the waiver by, the Investor of the following conditions prior to or contemporaneously with the Closing, unless otherwise indicated:

                  (a) The representations and warranties of the Company contained in this Agreement and in each other Transaction Document shall be true and correct at and as of the Closing Date with the same force and effect as if given as of such date, and the Company shall have complied with the covenants, agreements and obligations set forth in this Agreement and each other Transaction Document required to be performed by it at or prior to the Closing;

                  (b) The President of the Company shall have delivered to the Investor at the Closing a certificate stating that the conditions specified in paragraph (a) above been fulfilled;

                  (c) There shall not be any order, decree, injunction or judgment enjoining the consummation of this Agreement;

                  (d) The Company shall have delivered to the Investor the certificates described in Section 1.2(b) hereof;

                  (e) The Company shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement");

                  (f) The Company and each of the other parties identified therein as signatories shall have entered into the Shareholders Agreement in the form attached hereto as Exhibit D (the Shareholders Agreement");

                  (g) The Company shall have entered into the Warrant Agreement in the form attached hereto as Exhibit F;

                  (h) The Company shall have delivered to the Investor the opinions of Hardy and Allen, counsel for the Company, and of Rutledge, Ecenia, Underwood, Purnell & Hoffman, Florida counsel for the Company, in each case dated as of the Closing Date, in the forms attached hereto as Exhibits E-1 and E-2;

                  (i) The Company shall have delivered to the Investor a copy of the Series M Amendment, certified by the Secretary of State of the State of Florida;

                  (j) The Company shall have received, and shall have delivered copies thereof to the Investor, all shareholder, regulatory, governmental, third party and other consents, permits and waivers necessary to consummate the transactions contemplated by this Agreement, and the Company shall have received, and shall have delivered copies thereof to the Investor, agreements from shareholders holding at least 51% of the outstanding shares of Common Stock to vote all of their shares of Common Stock in favor of the Authorized Shares Amendment;

                  (k) All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by the Investor, and the Investor shall have received a certificate of the Secretary of the Company as to the resolutions authorizing the transactions contemplated by this Agreement and such other documents as are specified by the Investor;

                  (l) Complete and correct copies of each written employment agreement which the Company or any of its subsidiaries has entered into with any of their respective employees shall have been provided to the Investor and each such agreement shall be acceptable to the Investor in form and substance;

                  (m) Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect; and

                  (n) The Company shall have delivered or caused to be delivered to the Investor such additional instruments, documents, opinions, consents and certificates as the Investor may reasonably request.

     Section 4.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and sell the Securities to the Investor pursuant to this Agreement is subject to the satisfaction of or the waiver by the Company of the condition that contemporaneously with the Closing the representations and warranties made by the Investor in this Agreement shall be true and correct as of the Closing as if made at and as of the Closing Date, and the Investor shall have complied in all respects with all agreements hereunder required to be performed by it at or prior to such Closing. If requested by the Company, the Investor shall have delivered to the Company at the Closing a certificate to the effect that the foregoing conditions have been satisfied in all respects.


                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     Section 5.1 Conduct of Business Prior to Closing. During the period from the date of this Agreement to the Closing, except as expressly permitted by this Agreement or as otherwise approved in writing by the Investor, the Company will not enter into any agreement or take any action that is in conflict with the terms of this Agreement. During the period from the date of this Agreement to the Closing, the Company shall notify the Investor of any action it desires to take or any transaction it desires to enter into which, pursuant to the terms of the Shareholders Agreement, would require the consent of the Investor, if the Shareholders Agreement were then in effect, and during such period, the Company will not take such action or enter into such transaction without the prior written consent of the Investor.

     Section 5.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each of its officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Investor reasonable access, during normal business hours, to the offices, properties, books and records of the Company and
(ii) furnish to the officers, employees and authorized agents and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and its subsidiaries as the Investor may from time to time reasonably request, including, without limitation, monthly financial statements and operating reports for the Company and its subsidiaries prepared in a manner consistent with such financial statements and operating reports as have been previously furnished to the Investor, copies of which financial statements and operating reports shall be delivered by the Company to the Investor each month as soon as they become available.

     Section 5.3 Further Action. Each of the parties hereto shall cooperate fully with each other and their respective counsel and other representatives in connection with any action required to be taken as part of their respective obligations under this Agreement or as may otherwise be required to consummate the transactions contemplated hereby. Each of the parties shall use reasonable efforts to consummate the transactions contemplated hereby, and shall execute and deliver such documents and other papers and take such further actions as may be reasonably required, or as may be reasonably requested by the other party, in any case whether before or after the Closing, to carry out the provisions hereof and give effect to the transactions contemplated hereby. Neither of the parties shall take any action that is inconsistent with its obligations under the Agreement.

     Section 5.4 Key Man Life Insurance. By no later than December 1, 1997, the Company shall acquire key man life insurance policies on the lives of John Edwards, Steve Campbell and Dror Nahumi in such amounts as the Investor may deem reasonable.


                                   ARTICLE 6

             CONVERSION OF PREFERRED SHARES AND EXERCISE OF WARRANTS

     Section 6.1 Conversion of Preferred Shares. The Investor may, at its option, at any time and from time to time, convert all or any portion of the Purchased Shares into Common Stock at the rate and upon the terms and conditions and subject to the adjustments set forth in the Series M Amendment.

     Section 6.2 Exercise of Warrants. The Investor may, at its option, exercise any Warrant, or any portion thereof, in exchange for Common Stock at the rate and upon the terms and conditions set forth in the Warrant Agreement.

     Section 6.3 Underlying Shares Fully Paid; Reservation of Common Stock. The Company covenants and agrees that all Underlying Shares shall be issued upon the exercise of the conversion privilege referred to in Section 6.1 and the right of exercise referred to in Section 6.2 and shall, upon issuance in accordance with the terms of the Company's Articles of Incorporation, as amended, and the Warrant Agreement, respectively, be fully paid and non-assessable, and that the issuance thereof shall not give rise to any preemptive rights on the part of any person. The Company further covenants and agrees that the Company will at all times from and after a date no later than thirty days after the Closing have authorized and reserved a sufficient number of shares of its Common Stock for the purpose of issuing the Underlying Shares.

     Section 6.4 Adjustment of Number of Shares. The number of shares of Common Stock issuable upon conversion of Series M Preferred as well as the number of shares of Common Stock issuable upon exercise of any Warrant (and the exercise price payable in connection with such exercise) shall be subject to adjustment from time to time as set forth in the Series M Amendment and in the Warrant Agreement.


                                   ARTICLE 7

                                  TERMINATION

     Section 7.1   Termination.

          (a)  This Agreement may be terminated at any time prior to the
Closing:

               (i) by the mutual written consent of the Company and the Investor;

               (ii) by either party hereto, if the Closing has not occurred prior to December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur prior to such date;

               (iii) by the Investor, by notice given to the Company if the Company shall breach or fail to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the Investor's obligation to close specified in

Section 4.2 will not be satisfied, and such breach has not been promptly cured within ten days following receipt by the Company of notice of such breach; provided, however, the Investor's right to terminate under this provision shall not be available if the Investor shall then be in material breach or material noncompliance with any of its representations, warranties, covenants or agreements contained in this Agreement; and

               (iv) by the Company, by notice given to the Investor if the Investor shall breach or fail to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the Company's obligation to close specified in
Section 4.1 will not be satisfied, and such breach has not been promptly cured within ten days following receipt by the Investor of notice of such breach; provided, however, the Company's right to terminate under this provision shall not be available if the Company shall then be in material breach or material noncompliance with any of its representations, warranties, covenants or agreements contained in this Agreement.


          (b)  Notwithstanding anything to the contrary contained in this
Section 7, in the event this Agreement is terminated pursuant to
Section 7.1(a)(iii) or 7.1(a)(iv), then the Company or the Investor, as appropriate, shall have the right to seek all appropriate legal and equitable remedies available to it.

          Section 7.2   Procedure and Effect of Termination or Failure to Close.

          (a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either party pursuant to Section 7.1, prompt written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party hereto. If this Agreement is terminated as permitted herein:

               (i) neither of the parties hereto or their affiliates, nor any of such parties' or their affiliates' directors, officers, shareholders, employees or agents, shall have any liability or further obligation to the other party or its affiliates, or to any of such party's or its affiliates' directors, officers, shareholders, employees or agents, pursuant to this Agreement, except as stated in Sections 7.1(b) and 8.2 hereof; and

               (ii) all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other person to which made.


                                   ARTICLE 8

                                 MISCELLANEOUS

     Section 8.1 Arbitration. To the fullest extent not prohibited by law, any controversy, claim or dispute arising out of or relating to this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA"), as modified or supplemented under this section, and subject to the Federal Arbitration Act, 9 U.S.C. (S)1-16. The decision of the arbitrators shall be final and binding; provided, however, that where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     If any series of claims arising out of the same or related transactions shall involve claims which are arbitrable under the preceding paragraph and claims which are not, the arbitrable claims shall first be finally determined before suit may be instituted upon the others and the parties will take such action as may be necessary to toll any statutes of limitations, or defenses based upon the passage of time, that are applicable to such non-arbitrable claims during the period in which the arbitrable claims are being determined.

     In the event of any controversy, claim or dispute that is subject to arbitration under this Section 8.1, any party thereto may commence arbitration hereunder by delivering notice to the other party or parties thereto. Within five business days of delivery of a list of qualified potential arbitrators from AAA, such parties shall attempt to agree on one arbitrator; provided that if such parties cannot agree on one arbitrator within such time period, each party to the controversy, claim or dispute shall within five business days thereafter appoint one arbitrator, and the two arbitrators so appointed shall within five business days of their appointment mutually agree upon and appoint one additional arbitrator (or, if such arbitrators cannot agree on an additional arbitrator, the additional arbitrator shall be appointed by the AAA as provided under its rules); provided that persons eligible to be selected as arbitrators shall be limited to attorneys at law who (i) are on the AAA's Large, Complex Case Panel, (ii) have practiced law for at least fifteen years as an attorney specializing in either general commercial litigation or general corporate and commercial matters and (iii) are experienced in matters involving the telecommunications industry.

     The arbitration hearing shall commence no later than thirty business days after the completion of the selection of the arbitrators or at such other time as the parties shall reasonably agree. Consistent with the intent of the parties hereto that the arbitration be conducted as expeditiously as possible, the parties agree that (i) discovery shall be limited to the production of such documents and the taking of such depositions as the arbitrator(s) determine are reasonably necessary to the resolution of the controversy, claim or dispute and
(ii) the arbitrator(s) shall limit the presentation of evidence by each side in such arbitration to not more than ten full days (or the equivalent thereof) or such shorter period as the arbitrator(s) shall determine to be necessary in order to resolve the controversy, claim or dispute. The arbitrator(s) shall be instructed to render a decision within thirty calendar days of the close of the arbitration hearing. If arbitration has not been completed within one hundred and twenty days of the commencement of such arbitration hearing, any party to the arbitration may initiate litigation upon ten days written notice to the other party(ies); provided, however, that if one party has requested the other to participate in an arbitration and the other has failed to participate, the requesting party may initiate litigation before the expiration of such one hundred twenty-day period; and provided, further, that if any party to the arbitration fails to meet any of the time limits set forth in this Section 8.1 or set by the arbitrators in the arbitration, any other party may provide ten days written notice of its intent to institute litigation with respect to the controversy, claim or dispute without the need to continue or complete the arbitration and without awaiting the expiration of such one hundred twenty-day period. The parties hereto further agree that if any of the rules of the AAA are contrary to or conflict with any of the time periods provided for hereunder, or with any other aspect of the matters set forth in this Section 8.1, that such rules shall be modified in all respects necessary to accord with the provisions of this Section 8.1 (and the arbitrators shall be so instructed by the parties).

     The arbitrators shall base their decision on the terms of this Agreement and the law of the State of Delaware, regardless of the law that might be applicable under conflicts of law principles, and shall render their decision in writing and include in such decision a statement of the findings of fact and conclusions of law upon which the decision is based. Each party agrees to cooperate fully with the arbitrator(s) to resolve any controversy, claim or dispute. The arbitrator(s) shall not be empowered to award punitive damages or damages in excess of actual damages. The venue for all arbitration proceedings shall be Washington, D.C.

     Section 8.2 Expenses. The Company shall pay all expenses of the Investor, including but not limited to travel, legal and accounting fees and expenses, incurred in connection with the transactions contemplated under this Agreement.

     Section 8.3 Survival of Agreements. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery hereof and remain in full force and effect, notwithstanding any investigation made at any time by or on behalf of any party hereto.

     Section 8.4 Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

     Section 8.5 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person, or one business day after delivery by national overnight courier service, or by telecopier transmission with acknowledgment of transmission receipt, or three business days after deposit via certified or registered mail, return receipt requested, in each case addressed as follows:

          (a)  if to the Company, at

               Medcross, Inc.
               13751 South Wadsworth Park Drive
               Suite 200
               Draper, Utah  84020
               Attention:  John W. Edwards, President
               Telecopier: 801-576-5075

               with copy to:

               David E. Hardy, Esq.
               60 E. South Temple
               Suite 2200
               Salt Lake City, Utah  84111
               Telecopier:  (801) 364-6664

               (b)  if to the Investor, at

                    Winter Harbor, L.L.C.
                    c/o First Media, L.P.
                    11400 Skipwith Lane
                    Potomac, Maryland 20854
                    Attention:  Ralph W. Hardy, Jr.
                    Telecopier: (301) 983-2425

                    with copy to:

                    Ralph W. Hardy, Jr., Esq.
                    Dow, Lohnes & Albertson, PLLC
                    1200 New Hampshire Avenue, N.W.
                    Washington, D.C.  20036
                    Telecopier: (202) 776-2222

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

     Section 8.7 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

     Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.9     No Waivers; Amendments.

          (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver of thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Investor.

     Section 8.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by a judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

     Section 8.11 Gender. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons, thing or entity may require.

     Section 8.12 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the day and year first above written.


                           MEDCROSS, INC.



                           By: /s/ John W. Edwards
                               John W. Edwards, President



                           WINTER HARBOR, L.L.C.

                           By:   First Media, L.P., its General Manager/Member

                                 By: First Media Corporation, its sole General Partner



                                      By:  /s/ Ralph W. Hardy, Jr.
                                         Name:  Ralph W. Hardy, Jr.
                                         Title: Secretary

                            EXHIBITS AND SCHEDULES


              Exhibit A    -  Series M Amendment
              Exhibit B    -  Authorized Shares Amendment
              Exhibit C    -  Registration Rights Agreement
              Exhibit D    -  Shareholders Agreement
              Exhibit E-1  -  Form of Opinion of Counsel to the Company
              Exhibit E-2  -  Form of Opinion of Florida Counsel to the Company
              Exhibit F    -  Warrant Agreement


                                   SCHEDULES

              Schedule 2.2    -    Authorization of Agreements
              Schedule 2.4    -    Outstanding Options and Warrants
              Schedule 2.6    -    Default Under Other Instruments
              Schedule 2.9    -    Employee Matters
              Schedule 2.11   -    Existing Registration Rights
              Schedule 2.12   -    Financial Statements
              Schedule 2.13   -    Subsequent Events
              Schedule 2.14   -    Intellectual Property
              Schedule 2.15   -    Material Contracts
              Schedule 2.16   -    Title to and Sufficiency of Assets
              Schedule 2.17   -    Minute Books
              Schedule 2.18   -    Insurance
              Schedule 2.19   -    License, Permits and Authorizations
              Schedule 2.21   -    Tax Matters
              Schedule 2.22   -    Conflicts of Interest
              Schedule 2.23   -    Retirement Plans